Exhibit 10.1

EXECUTION VERSION

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of October 28, 2014, by and among Engility Holdings, Inc., a Delaware corporation (“Parent”), and Birch Partners, LP, a Delaware limited partnership (the “Stockholder”), and, for purposes of Section 2.1 only, the KKR Investors (as defined below) and the GA Investors (as defined below).

RECITALS

A. On the date of this Agreement, Parent, New East Holdings, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub Three”), East Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Merger Sub Three (“Merger Sub Four”), TASC Parent Corporation, a Delaware corporation (the “Company”), Toucan Merger Corporation I, a Delaware corporation (“Merger Sub One”) and Toucan Merger Corporation II, a Delaware corporation (“Merger Sub Two”), entered into that certain Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides for, among other things, (A) the merger of Merger Sub Two with and into the Company (the “Toucan Merger”), whereupon (i) the separate corporate existence of Merger Sub Two shall cease and the Company shall be the surviving corporation and (ii) each share of Company Common Stock (as defined below) issued and outstanding immediately prior to the Toucan Effective Time shall be converted into the right to receive one share of common stock, par value $0.01 per share, of Merger Sub One (the “Merger Sub One Common Stock”), (B) the merger of Parent with and into Merger Sub Three (the “East Merger”), whereupon (i) the separate corporate existence of Parent shall cease and Merger Sub Three shall be the surviving corporation (“Holdco”) and (ii) each share of Parent Common Stock issued and outstanding immediately prior to the East Effective Time shall be converted into the right to receive the East Per Share Merger Consideration and (C) the merger of Merger Sub One with and into Merger Sub Four (the “East/Toucan Merger” and, together with the Toucan Merger, the “Mergers”), whereupon (i) the separate corporate existence of Merger Sub One shall cease and Merger Sub Four shall be the surviving company and (ii) each share of Merger Sub One Common Stock issued and outstanding immediately prior to the East/Toucan Effective Time shall be converted into the right to receive the Toucan Per Share Merger Consideration;

B. The Stockholder agrees to enter into this Agreement with respect to all common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) and all of the Merger Sub One Common Stock that the Stockholder owns, beneficially (as defined in Rule 13d-3 under the Securities Exchange Act) or of record on the date of this Agreement and any additional shares of the Company Common Stock or Merger Sub One Common Stock that the Stockholder may hereinafter acquire.

C. On the date of this Agreement, the Stockholder is the beneficial or record owner of, and has either sole or shared voting power over, such number of shares of Company Common Stock and Merger Sub One Common Stock as are indicated opposite its name on Schedule A.

D. Parent and the Company desire that the Stockholder agrees, and the Stockholder is willing to agree, on the terms and conditions set forth herein, not to transfer any of its Company Common Stock or Merger Sub One Common Stock, and to vote all of its shares of Company Common Stock and Merger Sub One Common Stock in a manner so as to facilitate consummation of the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Co-Investor Partner” shall mean the limited partners of the Stockholder on the date hereof other than the KKR Investors and the GA Investors.

“Expiration Time” shall mean the earlier to occur of (a) East/Toucan Effective Time and (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VIII thereof.

“GA Investor” shall mean each of General Atlantic Partners 85, L.P., GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC, GAP Coinvestments CDA, L.P. and GAPCO GmbH & Co. KG.

“KKR Investor” shall mean each of KKR 2006 Fund L.P., KKR Partners III, L.P., OPERF Co-Investment LLC and 8 North America Investor L.P.

2. Agreement to Retain the Company Common Stock, Merger Sub One Common Stock and New Common Stock.

2.1 No Transfer and Encumbrance. Until the Expiration Time, (i) the Stockholder shall not sell or transfer any of the shares of Company Common Stock or Merger Sub One Common Stock directly held by the Stockholder, (ii) no KKR Investor or GA Investor (x) shall permit (by providing consent thereto or otherwise) any direct or indirect sale or transfer of an equity interest in a KKR Investor or a GA Investor by any Person who holds any direct or indirect equity interest in any of the KKR Investors or GA Investors, respectively (other than pursuant to a redemption of such an equity interest in a KKR Investor or a GA Investor) that would result in an “owner shift” under Section 382(g) of the Code with respect to the Company or (y) shall permit (by providing consent thereto or otherwise) any transfer of the limited partnership interests of the Stockholder directly held by any Co-Investor Partner and (iii) neither the Stockholder nor any KKR Investor or GA Investor shall otherwise effect any transaction that would result in a direct or indirect transfer of shares of Company Common Stock or Merger Sub One Common Stock (including pursuant to a redemption of an equity interest in a KKR Investor or GA Investor). For the avoidance of doubt, a transfer subject to this Section 2.1 includes, without limitation, a hedging or other transaction that transfers ownership for U.S. federal income tax purposes. Until the Expiration Time, the Stockholder shall not effect a distribution of any Company Common Stock or Merger Sub One Common Stock. Until the Expiration Time, the Stockholder agrees, with respect to any Company Common Stock or Merger Sub One Common Stock currently or hereinafter beneficially owned by the Stockholder, not to deposit any such Company Common Stock or Merger Sub One Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to such Company Common Stock or Merger Sub One Common Stock or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto (other than pursuant to this Agreement). The Stockholder hereby represents and warrants to Parent that, pursuant to the terms of the limited partnership agreement of the Stockholder, until the Expiration Time, no Co-Investor Partner is permitted to transfer any limited partnership units of the Stockholder without the consent of the KKR Investors and the GA Investors (other than in connection with a redemption of the limited partnership units of the Stockholder upon a distribution of any Company Common Stock or Merger Sub One Common Stock by the Stockholder). Notwithstanding anything to the contrary herein, nothing herein shall prevent or prohibit a transfer of Company Common Stock or Merger Sub One Common Stock in connection with the transactions contemplated by the Merger Agreement.

2.2 Additional Purchases. The Stockholder agrees that any Company Common Stock or Merger Sub One Common Stock, other shares of the Company Common Stock or Merger Sub One Common Stock that the Stockholder purchases or otherwise hereinafter acquires or with respect to which the Stockholder otherwise acquires sole voting power after the execution of this Agreement and prior to the Expiration Time (the “New Common Stock”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Company Common Stock or Merger Sub One Common Stock.

2.3 Unpermitted Transfers. Any transfer or attempted transfer of any Company Common Stock, Merger Sub One Common Stock, or New Common Stock in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio and the Company agrees not to register any such attempted transfer on the Company’s records.

3. Agreement to Consent and Approve.

3.1 Hereafter until the Expiration Time, the Stockholder agrees to (a) promptly following receipt by the Stockholder of a registration statement on Form S-4 in connection with the issuance of the shares of Holdco Common Stock in the East Merger and the East/Toucan Merger, in which a consent solicitation statement of the Company with respect to the solicitation of consents from the Company’s stockholders with respect to the Company Stockholder Approval is included as a prospectus (the “Form S-4”), which Form S-4 has been declared effective under the Securities Act by the SEC, duly execute and deliver a written consent in accordance with Section 228 of the DGCL adopting the Merger Agreement, substantially in the form attached hereto as Exhibit A, and thereafter not revoke, withdraw or repudiate such consent. Any such written consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of such consent. The Stockholder shall not enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Company Common Stock or New Common Stock that is inconsistent with this Agreement or otherwise take any other action with respect to the Company Common Stock or New Common Stock that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby, including the approval of the Mergers and the consummation of the Mergers.

3.2 At any meeting of the stockholders of the Company or of Merger Sub One, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of outstanding shares of the Company Common Stock or Merger Sub One Common Stock to adopt the Merger Agreement or approve the Mergers, or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the Mergers or the other transactions contemplated by the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) all shares of Company Common Stock or New Common Stock currently or hereinafter owned by the Stockholder in favor of the foregoing. The Stockholder shall not commit or agree to take any action inconsistent with this Section 3.

4. No Solicitation.

4.1 From the date of this Agreement until the Expiration Time, the Stockholder shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) to, (i) directly or indirectly solicit or initiate, or knowingly encourage, induce or facilitate, any Company Acquisition Transaction or any inquiry or proposal that may reasonably be expected to lead to a Company Acquisition Transaction, or (ii) directly or indirectly participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Company Acquisition Transaction) with respect to, any Company Acquisition Transaction or any inquiry or proposal that may reasonably be expected to lead to a Company Acquisition Transaction. The Stockholder shall, and shall instruct its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person (other than Parent and its Representatives) conducted by the Stockholder, its Affiliates or its Representatives heretofore with respect to any Company Acquisition Transaction or any inquiry or proposal that may reasonably be expected to lead to a Company Acquisition Transaction, and request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives by the Stockholder, its Affiliates or Representatives, and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives by the Stockholder, its Affiliates or Representatives, in connection with any actual or potential proposal by such Person to acquire the Company.

5. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

5.1 Due Authority. The Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by the

Stockholder and, assuming the due authorization and execution and delivery of this Agreement by Parent, constitutes a valid and binding agreement of the Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

5.2 Ownership of the Company Common Stock and Merger Sub One Common Stock. As of the date hereof, the Stockholder (a) is the beneficial or record owner of the shares of Company Common Stock and Merger Sub One Common Stock indicated on Schedule A hereto opposite the Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement or as disclosed on Schedule A (none of which would prevent or interfere with the Stockholder from performing its obligations under this Agreement), and (b) has sole voting power over all of the shares of Company Common Stock and Merger Sub One Common Stock beneficially owned by the Stockholder. As of the date hereof, the Stockholder does not own, beneficially or of record, any capital stock or other voting securities of the Company or Merger Sub One other than the shares of Company Common Stock and Merger Sub One Common Stock set forth on Schedule A opposite the Stockholder’s name. As of the date hereof, the Stockholder does not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock of the Company and Merger Sub One Common Stock except as set forth on Schedule A opposite the Stockholder’s name and as contemplated by the Merger Agreement.

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of the obligations under this Agreement and the compliance by the Stockholder with any provisions hereof do not and will not: (a) conflict with or violate any Laws applicable to the Stockholder, or (b) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on, any of the Company Common Stock and Merger Sub One Common Stock beneficially owned by the Stockholder pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

5.4 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of the Stockholder to perform the Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

6. Covenants of the Stockholder.

6.1 Waiver of Appraisal Rights. The Stockholder hereby irrevocably and unconditionally waives the exercise of any rights of appraisal, rights to dissent or any similar right that the Stockholder may have by virtue of the Stockholder’s ownership of the Company Common Stock with respect to the Toucan Merger and ownership of Merger Sub One Common Stock with respect to the East/ Toucan Merger.

6.2 Public Announcements. Neither party hereto shall issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby or, in the case of the

Stockholder, the Merger Agreement, the Mergers or any other transactions contemplated by the Merger Agreement without the prior written consent of the other party, except as may be required by applicable Law or, in the case of the Stockholder, to the Stockholder’s or such Affiliate’s direct or indirect investors (who are bound by a customary confidentiality agreement) or in connection with normal fund raising and related marketing or informational or reporting activities of the Stockholder or any such Affiliate.

7. Termination. This Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time.

8. Fiduciary Duties. The covenants and agreements set forth herein shall not prevent the Stockholder’s designees serving on the board of directors of the Company or serving on the board of directors of Merger Sub One from taking any action, subject to the provisions of the Merger Agreement, while acting in such designee’s capacity as a director of the Company or of Merger Sub One. The Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of the Stockholder’s shares of Company Common Stock or Merger Sub One Common Stock.

9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Stockholder’s shares of Company Common Stock or Merger Sub One Common Stock. All rights, ownership and economic benefits of and relating to the Stockholder’s shares of Company Common Stock or Merger Sub One Common Stock shall remain vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the shares of Company Common Stock or Merger Sub One Common Stock, except as otherwise provided herein.

10. Miscellaneous.

10.1 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 10.1 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

10.2 Binding Effect and Assignment. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

10.3 Amendments and Modifications. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.4 Specific Performance; Injunctive Relief. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 7, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

10.5 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in accordance with the following clauses (i) and (ii): (i) by email to the parties at the following email addresses (or at such other email address for a party as shall be specified by like notice) and (ii) by email and hand delivery to the parties’ counsel at the following email addresses and street addresses (or at such other email address or street address for a party’s counsel as shall be specified by like notice):

(i) if to the Stockholder, by email to:

Name:	Birch Partners, LP
Attention:	David Kerko David Topper
Email:	david.kerko@kkr.com dtopper@generalatlantic.com

and by email and hand delivery to:

Name:	Simpson Thacher & Bartlett LLP
Address:	425 Lexington Avenue New York, New York 10017
Attention:	Marni J. Lerner
Email:	mlerner@stblaw.com

and

Name:	Paul, Weiss, Rifkind, Wharton & Garrison LLP
Address:	1285 Avenue of the Americas New York, New York 10019

Name:	Paul, Weiss, Rifkind, Wharton & Garrison LLP
Attention:	Neil Goldman
Email:	ngoldman@paulweiss.com

(ii) if to Parent, by email to:

Name:	Engility Holdings, Inc.
Attention:	Thomas O. Miiller
Email:	tom.miiller@engility.com

and by email and hand delivery to:

Name:	Weil, Gotshal & Manges LLP
Address:	767 Fifth Avenue
New York, New York 10153
Attention:	Frederick S. Green
Jaclyn L. Cohen
Email:	frederick.green@weil.com jackie.cohen@weil.com

10.6 Governing Law; Consent to Jurisdiction; Venue.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, to the extent such court declines to accept jurisdiction over a particular matter, any Delaware state or federal court within the State of Delaware) (such courts collectively, the “Delaware Courts”) in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any claim or action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Courts, (iv) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Courts, (v) expressly and irrevocably waives (and agrees not to plead or claim) any objection to the laying of venue of any action arising out of this Agreement or the transactions contemplated hereby in the Delaware Courts or that any such action brought in any such court has been brought in an inconvenient forum, and (vi) consent to service of process in the manner provided in Section 10.5. Each of Parent and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

10.7 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.7.

10.8 Entire Agreement. This Agreement, taken together with the Exclusivity Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the transactions contemplated by this Agreement.

10.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

10.10 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

10.11 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until this Agreement is executed and delivered by all parties hereto.

10.12 Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

10.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense (or, in the case of the Stockholder, by the Company).

10.14 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. The parties acknowledge and agree that notwithstanding anything to the contrary contained in this Agreement, the representations, warranties, covenants and other agreements of the Stockholder, the KKR Investor or the GA Investor shall be several and not joint representations, warranties, covenants and agreements, as applicable, of the Stockholder, the KKR Investor or the GA Investor, as applicable.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

Engility Holdings, Inc.

By:	/s/ Anthony Smeraglinolo

Name:	Anthony Smeraglinolo
Title:	President and Chief Executive Officer

STOCKHOLDER:

BIRCH PARTNERS, LP

By:	Birch GP, LLC, its general partner

By:	/s/ David M. Kerko
Name: David M. Kerko
Title: Manager

By:	/s/ Steven A. Denning
Name: Steven A. Denning
Title: Manager

FOR PURPOSES OF SECTION 2.1 ONLY:

KKR 2006 FUND L.P.

By:	KKR Associates 2006 L.P., its general partner

By:	KKR 2006 GP LLC, the general partner of KKR Associates 2006 L.P.

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Vice President

GENERAL ATLANTIC PARTNERS 85, L.P.

By:	General Atlantic GenPar, L.P., its general partner

By:	General Atlantic LLC, its general partner

By:	/s/ Thomas J. Murphy
Name: Thomas J. Murphy
Title: Managing Director

KKR PARTNERS III, L.P.

By:	KKR III GP LLC, its general partner

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Authorized Signatory

OPERF CO-INVESTMENT LLC

By:	KKR Associates 2006 L.P., its general partner

By:	KKR 2006 GP LLC, the general partner of KKR Associates 2006 L.P.

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Vice President

8 NORTH AMERICA INVESTOR L.P.

By:	KKR Associates 8 NA L.P., its general partner

By:	KKR 8 NA Limited, its general partner

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Director

GAP COINVESTMENTS III, LLC

By:	/s/ Thomas J. Murphy
Name: Thomas J. Murphy
Title: Managing Director

GAP COINVESTMENTS IV, LLC

By:	/s/ Thomas J. Murphy
Name: Thomas J. Murphy
Title: Managing Director

GAP COINVESTMENTS CDA, L.P.

By:	General Atlantic LLC, its general partner

By:	/s/ Thomas J. Murphy
Name: Thomas J. Murphy
Title: Managing Director

GAPCO GMBH & CO. KG

By:	GAPCO Management GmbH, its general partner

By:	/s/ Thomas J. Murphy
Name: Thomas J. Murphy
Title: Managing Director

SCHEDULE A

Name	Address	Shares of Company Common Stock
Birch Partners, LP	Birch Partners, LP c/o Kohlberg Kravis Roberts & Co. L.P. 2800 Sand Hill Road, Suite 200 Menlo Park, CA 94025 and c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830	171,660,200
Name	Address	Shares of Merger Sub One Common Stock
Birch Partners, LP	Birch Partners, LP c/o Kohlberg Kravis Roberts & Co. L.P. 2800 Sand Hill Road, Suite 200 Menlo Park, CA 94025 and c/o General Atlantic Service Company, LLC Park Avenue Plaza 55 East 52nd Street 32nd Floor New York, NY 10055 Attn: David Rosenstein	100

EXHIBIT A

FORM OF WRITTEN CONSENT OF STOCKHOLDERS IN LIEU OF A MEETING

[                , 20    ]

The undersigned, being a stockholder of TASC Parent Corporation, a Delaware corporation (the “Company”), holding a majority of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Stockholder”), acting by written consent in lieu of a special meeting, pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware (“DGCL”) and Section 2.13 of the restated bylaws of the Company, hereby consents in writing to the adoption without a meeting of the following resolutions and to the taking of each of the actions contemplated thereby as of the date first written above:

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is advisable and in the best interests of the Company and the stockholders for the Company to enter into, and have authorized the execution and delivery of, an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October [—], 2014, by and among Engility Holdings, Inc. (“Parent”), New East Holdings, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub Three”), East Merger Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Merger Sub Three (“Merger Sub Four”), the Company, Toucan Merger Corporation I, a Delaware corporation and direct wholly owned subsidiary of the undersigned (“Merger Sub One”) and Toucan Merger Corporation II, a Delaware corporation and direct wholly owned subsidiary of Merger Sub One (“Merger Sub Two”), pursuant to which, among other things, (i) Merger Sub Two will merge with and into the Company (the “Toucan Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Merger Sub One, and (ii) thereafter, (A) Parent will merge with and into Merger Sub Three (the “East Merger”), with Merger Sub Three continuing as the surviving corporation (“Holdco”) and (B) following the East Merger, Merger Sub One will merge with and into Merger Sub Four (the “East/Toucan Merger” and, together with the Toucan Merger, the “Mergers”), with Merger Sub Four continuing as the surviving company and a direct wholly owned subsidiary of Holdco; and

WHEREAS, in accordance with the resolutions of the Board approving the Merger Agreement, the Company has executed and delivered the Merger Agreement and submitted the Merger Agreement and the Mergers to the stockholders of the Company for their adoption and approval.

Adoption of Merger Agreement

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions contemplated thereby, including the Toucan Merger, be, and they hereby are, adopted, ratified, approved and authorized in all respects by the Stockholder, and that the Company be, and hereby is, authorized, directed and empowered to (i) perform its obligations under the Merger Agreement and (ii) enter into and perform its obligations under each other agreement, instrument or certificate required or permitted to be entered into by the Company under the terms of the Merger Agreement, including without limitation, certificates of merger in such form as required by the DGCL;

FURTHER RESOLVED, that any of the officers of the Company be, and each hereby is, authorized, directed and empowered, acting on behalf of the Company, to execute and deliver any certificates, documents, agreements and instruments that any officer or officers executing such documents may, in the exercise of such officer’s or officers’ discretion, deem appropriate, advisable and in the best interests of the Company pursuant to the foregoing resolution, together with such amendments and modifications thereof as shall be made therein with the approval of such officer or officers, the execution of which shall be conclusive evidence of such approval;

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company, to cause to be prepared, executed and filed with the appropriate foreign, federal, state or local governmental authorities or instrumentalities such registrations,

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declarations or other filings as any such officer may deem necessary or desirable or as may be required by such governmental authorities or instrumentalities in connection with the transactions contemplated by the Merger Agreement;

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company, to do or cause to be done any and all such further acts and things and to execute and deliver any and all such additional agreements, certificates, documents and instruments as any such officer may deem necessary or appropriate in connection with the transactions contemplated by the Merger Agreement;

FURTHER RESOLVED, that the Board be, and hereby is, authorized and empowered to amend the Merger Agreement and take any other action with respect to the Merger Agreement permitted under Section 251(d) of the DGCL, as the Board may, in the exercise of its discretion, deem advisable, appropriate and in the best interests of the Company and its stockholders; and

FURTHER RESOLVED, that any and all acts heretofore done, and any and all documents, instruments and certificates heretofore executed and delivered, in the name and on behalf of the Company, in connection with the transactions contemplated by the Merger Agreement are hereby ratified and approved in all respects.

The undersigned hereby waives compliance with any and all notice requirements imposed by the DGCL or other applicable law.

When executed by the Stockholder, this Consent shall be delivered to the Company and Parent in accordance with Section 3 of the Voting Agreement, dated as of October [—], 2014, by and among Parent and the Stockholder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Stockholder has executed this written consent as of the date first written above.

BIRCH PARTNERS, LP
By:	Birch GP, LLC, its General Partner

By:
Name:
Title: